Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Prelude Therapeutics Incorporated for the registration of its common stock, preferred stock, debt securities, warrants, subscription rights and units and to the incorporation by reference therein of our report dated February 15, 2024, with respect to the financial statements of Prelude Therapeutics Incorporated included in its Annual Report (Form 10-K) for the year ended December 31, 2023, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

May 30, 2024